EXECUTIVE SPECIAL BENEFIT AGREEMENT

          AGREEMENT made as of July 1, 1992, by and between THE
INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "Interpublic"), and JOHN
J. DOONER (hereinafter referred to as "Executive"):

                      W I T N E S S E T H

          WHEREAS, Executive is in the employ of Interpublic and/or one or more of its subsidiaries (Interpublic and its subsidiaries being hereinafter referred to collectively as the "Corporation"); and

          WHEREAS, Interpublic and Executive desire to enter into an Executive Special Benefit Agreement which shall be supplementary to any employment agreement or arrangement which Executive now or hereafter may have with respect to Executive's employment by Interpublic or any of its subsidiaries;

          NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:

                           ARTICLE I

Death and Special Retirement Benefits

     1.01 For purposes of this Agreement the "Accrual Term" shall mean the period of seventy-two months beginning on the date of this Agreement and ending on the day preceding the sixth anniversary hereof or on such earlier date on which Executive shall cease to be in the employ of the Corporation.

     1.02 The Corporation shall provide Executive with the following benefits contingent upon Executive's compliance with all the terms and conditions of this Agreement and Executive's satisfactory completion of a physical examination in connection with an insurance policy on the life of Executive which Interpublic or its assignee (other than Executive) proposes to obtain and own. Effective at the end of the Accrual Term, Executive's annual compensation will be increased by $20,000.00 if Executive is in the employ of the Corporation at that time.

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     1.03      If, during the Accrual Term or thereafter during a
period of employment by the Corporation which is continuous from the date of this Agreement, Executive shall die while in the employ of the Corporation, the Corporation shall pay to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 (or in the absence of such designation, shall pay to the Executor of the Will or the Administrator of the Estate of Executive) survivor income payments of Seventy Two Thousand Dollars ($72,000) per annum for fifteen years following Executive's death, such payments to be made on January 15 of each of the fifteen years beginning with the year following the year in which Executive dies.

     1.04 If, after a continuous period of employment from the date of this Agreement, Executive shall retire from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixtieth birthday, the Corporation shall pay to Executive special retirement benefits at the rate of Seventy Two Thousand Dollars ($72,000) per annum for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments.

     1.05 If, after a continuous period of employment from the date of this Agreement, Executive shall retire, resign, or be terminated from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's fifty-fifth birthday but prior to Executive's sixtieth birthday, the Corporation shall pay to Executive special retirement benefits at the annual rates set forth below for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments:
                                                       Annual
Last Day of Employment                                 Rate
On or after 55th birthday but prior to 56th birthday   $50,400
On or after 56th birthday but prior to 57th birthday   $54,720
On or after 57th birthday but prior to 58th birthday   $59,040
On or after 58th birthday but prior to 59th birthday   $63,360
On or after 59th birthday but prior to 60th birthday   $67,680

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     1.06      If, following such termination of employment,
Executive shall die before payment of all of the installments provided for in Section 1.04 or Section 1.05, any remaining installments shall be paid to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 or, in the absence of such designation, to the Executor of the Will or the Administrator of the Estate of Executive.

     1.07 For purposes of Sections 1.03, 1.04 and 1.05, or any of them, Executive may at any time designate a beneficiary or beneficiaries by filing with the chief personnel officer of Interpublic a Beneficiary Designation Form provided by such officer. Executive may at any time, by filing a new Beneficiary Designation Form, revoke or change any prior designation of beneficiary.

     1.08 If Executive shall die while in the employ of the Corporation, no sum shall be payable pursuant to Sections 1.04, 1.05, 1.06, 2.01, 2.02 or 2.03.

     1.09 In connection with the life insurance policy referred to in Section 1.02, Interpublic has relied on written representations made by Executive concerning Executive's age and the state of Executive's health. If said representations are untrue in any material respect, whether directly or by omission, and if the Corporation is damaged by any such untrue representations, no sum shall be payable pursuant to Sections 1.03, 1.04, 1.05, 1.06, 2.01,
2.02 or 2.03.

     1.10 It is expressly agreed that Interpublic or its assignee (other than Executive) shall at all times be the sole and complete owner and beneficiary of the life insurance policy referred to in Sections 1.02 and 1.09, shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without the knowledge or consent of Executive or Executive's designated beneficiary or any other person and that neither Executive nor Executive's designated beneficiary nor any other person shall have any right, title or interest, legal or equitable, whatsoever in or to such policy.

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                              ARTICLE II
Alternative Deferred Compensation

     2.01 If Executive shall, for any reason other than death, cease to be employed by the Corporation on a date prior to Executive's fifty-fifth birthday, the Corporation shall, in lieu of any payment pursuant to Article I of this Agreement, compensate Executive by payment, at the times and in the manner specified in
Section 2.02, of a sum computed at the rate of Twenty Thousand Dollars ($20,000) per annum for each full year and proportionate amount for any part year from the date of this Agreement to the date of such termination during which Executive is in the employ of the Corporation. Such payment shall be conditional upon Executive's compliance with all the terms and conditions of this Agreement.

     2.02 The aggregate compensation payable under Section 2.01 shall be paid in equal consecutive monthly installments commencing with the first month in which Executive is no longer in the employ of the Corporation and continuing for a number of months equal to the number of months which have elapsed from the date of this Agreement to the commencement date of such payments.

     2.03 If Executive dies while receiving payments in accordance with the provisions of Section 2.02, any installments payable in accordance with the provisions of Section 2.02 less any amounts previously paid Executive in accordance therewith, shall be paid to the Executor of the Will or the Administrator of the Estate of Executive.

     2.04 It is understood that none of the payments made in accordance with this Agreement shall be considered for purposes of determining benefits under the Interpublic Pension Plan, nor shall such sums be entitled to credits equivalent to interest under the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements adopted effective as of January 1, 1974 by Interpublic.

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                            ARTICLE III

Nonsolicitation of Clients or Employees

     3.01 Following the termination of the employment of Executive with the Corporation for any reason, Executive shall not for a period of one year from such termination either (a) solicit any employee of the Corporation to leave such employ to enter into the employ of Executive or of any Corporation or other enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.


                             ARTICLE IV

Assignment

     4.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be subject in any matter to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by Executive and any such attempted action by Executive shall be void. This Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefit.


                             ARTICLE V

Contractual Nature of Obligation

     5.01 The liabilities of the Corporation to Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the Agreement. Executive's rights with respect to any benefit to which Executive has become entitled under this Agreement, but which Executive has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation.

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                            ARTICLE VI

Applicable Law

     6.01 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By C. Kent Kroeber


                         John J. Dooner, Jr.

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